EXHIBIT 99.1

NEWS FOR RELEASE: 2-25-03, 4:00pm ET                    CONTACT:  Lee Brown
                                                        (719) 481-7213
                                                        lbrown@ramtron.com

                      RAMTRON REPORTS FOURTH-QUARTER
                      AND YEAR-END FINANCIAL RESULTS

             2002 fourth-quarter revenue up 34% to $11.5 million
          Full-year 2002 revenue more than doubled to $50.5 million

COLORADO SPRINGS, CO-February 25, 2003- U.S. semiconductor maker Ramtron International Corporation (Nasdaq:RMTR) today reported results for the fourth quarter and full year ended December 31, 2002. Revenue for the fourth quarter was $11.5 million, compared with $8.5 million for the same quarter last year. Fourth-quarter net loss applicable to common shares was $149,000, or a loss of $0.01 per share (basic and diluted), compared with a net loss of $4.5 million, or a loss of $0.20 per share (basic and diluted), for the same quarter of 2001.

FRAM (registered trademark) business revenue for the fourth quarter of 2002 more than doubled to $7.0 million, compared with $3.1 million for the fourth quarter of 2001. Enhanced Memory business revenue, including revenue from the company's Mushkin subsidiary, was $4.4 million, compared with $5.4 million for the same quarter a year earlier. The company reported $2.0 million in license and development fees during fourth-quarter 2002, compared with $1.4 million for the quarter a year earlier.

For the year ended December 31, 2002, total revenue was $50.5 million, compared with $22.9 million for 2001. Full-year net loss was $1.9 million, or a loss of $0.09 per share, compared with a net loss of $33.2 million, or a loss of $1.57 per share, a year ago.

"Despite a challenging time in our industry and an uncertain economic climate, we successfully reduced our net loss by more than $30 million during 2002, and more than doubled our product revenues," commented Bill Staunton, Ramtron's CEO. "Our FRAM business made advances with a number of new product introductions during 2002 and made notable progress with Ramtron's development partner Texas Instruments (TI). In addition, we began shipping preproduction ESRAM products during the fourth quarter, which is anticipated to bode well for increased Enhanced Memory revenues in 2003."

Q4 2002 Highlights:
------------------

- Announced that TI produced a 64-million-bit (Mb) FRAM chip that further validates Ramtron's patented FRAM technology as a foundation for next-generation nonvolatile memory. With integral on-site development support from Ramtron's process and design teams, TI produced the highest-density FRAM to date on a standard CMOS logic process with only two additional mask steps.
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-  Announced the expansion of its low-power FRAM product line with the introduction and availability of the 4-kilobit (Kb) FM24CL04. The new, low-power consumption FRAM devices offer 3-volt operation and an unlimited number of read and write cycles.

- Announced that high-performance SDRAM dual inline memory modules sold through the company's subsidiary, Mushkin, Inc., are available through the web site of Best Buy Co., Inc., a leading U.S. electronics retailer.

- The Fabless Semiconductor Association (FSA) named Ramtron the winner of the 2002 Outstanding Public Company Financial Performers Award. To be selected for this award, the winning company must have doubled either revenue or net income over eight consecutive quarters for the period ended September 2002. Ramtron was one of only three public companies to win an award in this category.

Business Outlook
----------------

The following statements are based on Ramtron's current expectations. These statements are forward-looking and actual results may differ materially from those set forth in these statements. Ramtron intends to continue its policy of not updating forward-looking statements other than in publicly available documents, even if experience or future changes show that anticipated results or events will not be realized.

- Revenue for the first quarter ending March 31, 2003 is currently anticipated to be between $10 and $12 million. Revenue projections are based on, among other things, assumptions that FRAM product orders, including the rate of shipments to Ramtron's principal FRAM customer ENEL, and that revenue from the company's Enhanced Memory Systems and Mushkin subsidiaries, will conform to management's current expectations.

-  Cost of goods sold for the first quarter is currently anticipated to be
   65% to 70% of product revenues.   All other expenses are expected to be
   between $5 million and $6 million. Costs and expenses fluctuate over time, primarily due to intermittent, non-recurring engineering charges for the development of new products.

Conference Call
---------------

Ramtron management's teleconference will be webcast live and a replay will be available for seven days.
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How to Participate
------------------

Ramtron Fourth-Quarter and Year-End Results Teleconference
February 25, 2003 at 2:00 p.m. PT / 5:00 p.m. ET

Go to the Investors page of the Ramtron site at www.ramtron.com and click on the teleconference link. From this site, you can listen to the teleconference, assuming that your computer system is configured properly. A telephonic replay will also be available for seven days after the live call at (706) 645-9291, code #8383630.

Cautionary Statements
---------------------

Except for historical information, the preceding statements contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "intend," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, expectations of the business environment in which Ramtron operates; projections of future performance including predictions of future profitability; demand for our products and the products of our principal FRAM customer; anticipated increased demand for our products; the level and timing of orders that we receive and that we can ship in a quarter; levels of inventories at our distributors and other customers; inventory mix and timing of customer orders; the success of our ongoing cost-reduction efforts; our timely introduction of new technologies and products; market acceptance of our new products and those of our customers; our ability to achieve commercial volume production of our ESRAM products; continued development, yield improvements, and design wins for our ESRAM product; maintaining or improving our level of product shipments; our ability to obtain any required financing in a timely manner; the outcome of the ongoing patent litigation with National Semiconductor; and factors not directly related to Ramtron, such as competitive pressures on pricing, market conditions in general, competition, technological progression, product obsolescence, and the changing needs of potential customers and the semiconductor industry in general; and current political conditions and negative trends in the global economy. Ramtron intends to continue its policy of not updating forward-looking statements other than in publicly available documents, even if experience or future changes show that anticipated results or events will not be realized.

For a detailed discussion of these and other risk factors, please refer to Ramtron's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Ramtron's subsequent filings. You can obtain copies of Ramtron's Forms 10-K, 10-Q, 8-K, and any other documents at no charge at the SEC's website (www.sec.gov) or from commercial document retrieval services.
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The financial information in this press release and the attached financials are unaudited and have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements. Please refer to Ramtron's filings on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission for complete information.

About Ramtron
-------------

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is dedicated to the design, development and sale of ferroelectric RAM or FRAM memory products. The company also develops and markets high-performance memory products through its subsidiaries, Enhanced Memory Systems, Inc. and Mushkin, Inc.

"FRAM" is a registered trademark of Ramtron International Corporation.

(financials attached)
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                      RAMTRON INTERNATIONAL CORPORATION
            FOURTH-QUARTER AND YEAR-END 2002 FINANCIAL HIGHLIGHTS
                    CONSOLIDATED STATEMENTS OF OPERATIONS
              (Amounts in thousands, except per-share amounts)

                                    Three Months Ended       Year Ended
                                    -------------------   -------------------
                                    Dec. 31,   Dec. 31,   Dec. 31,   Dec. 31,
                                      2002       2001       2002       2001
                                    --------   --------   --------   --------
Revenue:
   Product sales                    $ 9,006    $ 6,528    $40,309    $17,213
   License and development fees       2,017      1,371      6,829      2,704
   Royalties                             41         38        398        295
   Customer-sponsored research
      and development                   388        579      3,009      2,644
                                    --------   --------   --------   --------
                                     11,452      8,516     50,545     22,856
                                    --------   --------   --------   --------
Costs and expenses:
   Cost of product sales              6,088      5,326     28,034     13,466
   Provision for inventory write-off     --        912         --        912
   Research and development           1,906      3,324      9,977     14,216
   Customer-sponsored research
      and development                   513        612      2,082      2,438
   Sales, general and administrative  2,858      3,050     11,483     12,794
                                    --------   --------   --------   --------
                                     11,365     13,224     51,576     43,826
                                    --------   --------   --------   --------
Operating income (loss)                  87     (4,708)    (1,031)   (20,970)

Other                                  (236)      (307)      (796)      (903)
Minority interest in net loss
   of subsidiary                         --         --         --        267
Gain (loss) on disposition and
   impairment of marketable
   equity securities                     --        563         --    (11,382)
                                    --------   --------   --------   --------
Net loss                            $  (149)   $(4,452)   $(1,827)  $(32,988)
                                    ========   ========   ========  =========

Net loss per common share           $  (149)   $(4,452)   $(1,827)  $(32,988)
Dividends on redeemable
   preferred stock                       --        (33)       (82)      (139)
Accretion of redeemable
   preferred stock                       --         (7)       (14)       (24)
                                    --------   --------   --------   --------
Net loss applicable to
   common shares                    $  (149)   $(4,492)   $(1,923)  $(33,151)
                                    ========   ========   ========  =========
Net loss per common share
   - basic and diluted              $ (0.01)   $ (0.20)   $ (0.09)  $  (1.57)
                                    ========   ========   ========  =========
Weighted average common shares
   outstanding: basic and diluted    22,103     22,081     22,088     21,177
                                    ========   ========   ========  =========
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                      RAMTRON INTERNATIONAL CORPORATION
               YEAR-END 2002 AND 2001 FINANCIAL HIGHLIGHTS
                        CONSOLIDATED BALANCE SHEETS
                          (Amounts in thousands)

                                                Dec. 31,        Dec. 31,
                                                  2002            2001
                                                --------        --------
ASSETS

Cash and cash equivalents                       $ 3,222         $ 3,259
Accounts receivable, net                          8,981           5,224
Inventories                                       8,952           7,475
Property, plant and equipment, net                4,600           4,941
Intangible assets, net                           14,150          14,676
Other assets                                      1,037             244
                                                --------        --------
                                                $40,942         $35,819
                                                ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                               5,960           3,900
   Accrued liabilities                            1,147           1,038
   Deferred revenue                               2,778           7,152
Long-term deferred revenue                        5,175           3,612
Long-term debt                                    5,728              --
Other                                                --           1,078
Stockholders' equity                             20,154          19,039
                                                --------        --------
                                                $40,942         $35,819
                                                ========        ========
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